UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

VOLCANO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Valley Centre Drive, Suite 200 San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

(800) 228-4728

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Over-Allotment Exercise and Closing of 2.875% Convertible Senior Note Offering

On September 20, 2010, Volcano Corporation (the “Company”) closed its offering of $100.0 million aggregate principal amount of 2.875% Convertible Senior Notes due 2015 (the “Firm Notes” ) and an additional $15.0 million aggregate principal amount of 2.875% Convertible Senior Notes due 2015 pursuant to the exercise by J.P. Morgan Securities LLC (the “Underwriter”) of its overallotment option on September 16, 2010 (the “Option Notes” and, together with the Firm Notes, the “Notes”) pursuant to an Underwriting Agreement entered into by and between the Company and the Underwriter on September 14, 2010 (the “Underwriting Agreement”).

Indenture and Notes

In connection with the closing, on September 20, 2010, the Company issued and sold to the Underwriter the Notes pursuant to the Underwriting Agreement.

The Notes are governed by the Indenture, dated as of September 20, 2010 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”) , as supplemented by the Supplemental Indenture, dated as of September 20, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

Interest on the Notes will accrue from September 20, 2010 and will be payable semiannually in arrears on March 1 and September 1 of each year, beginning March 1, 2011, at a rate of 2.875% per year. The Notes are the Company’s general unsecured obligations.

Prior to June 1, 2015, the Notes will be convertible, at the option of the holders thereof, only under the following circumstances:

•

during any fiscal quarter commencing after December 31, 2010 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading day period (the “Measurement Period”) in which, for each trading day of such Measurement Period, the trading price per $1,000 principal amount of Notes on such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock on such trading day and the applicable conversion rate on such trading day; or

•	upon the occurrence of specified distributions and corporate events.

On or after June 1, 2015, until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at the applicable conversion rate at any time, irrespective of the foregoing circumstances.

The conversion rate for the Notes initially equals 33.7339 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $29.64 per share of common stock), subject to adjustment. Upon conversion, holders will receive up to the principal amount of the converted Notes in cash and any excess conversion value in shares of the Company’s common stock. The amount of cash and the number of shares of the Company’s common stock, if any, will be based on daily settlement amounts over a 25 trading day observation period. In addition, upon a Make-Whole Fundamental Change (as defined in the Indenture), the Company will, under certain circumstances, increase the applicable conversion rate for a holder that elects to convert its Notes in connection with such Make-Whole Fundamental Change. If the Company undergoes a Fundamental Change (as defined in the Indenture), holders may require the Company to repurchase their Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The Indenture provides that an Event of Default (as defined in the Indenture) will occur if: (a) the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days; (b) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise; (c) the Company fails to comply with its obligation to convert the notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for three business days; (d) the Company fails to give a fundamental change notice or notice of a specified distribution or corporate transaction , in each case when due under the Indenture; (e) the Company fails to comply with its obligations Article 5 of the Supplemental Indenture; (f) the Company fails for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture; (g) the Company or any of its significant subsidiaries (as defined in the Indenture) defaults with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15.0 million in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable; or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged or such acceleration is cured, waived, rescinded, stayed or annulled within a period of 30 days after becoming due and payable; (h) certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary occur; or (i) a final judgment for the payment of $15.0 million or more (excluding any amounts covered by insurance) is rendered against the Company or any of its subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If certain bankruptcy and insolvency-related Events of Defaults occur, the principal of, and accrued and unpaid interest on, all of the then outstanding Notes shall automatically become due and payable. If an Event of Default other than certain bankruptcy and insolvency-related Events of Defaults occurs and is continuing, the Trustee by notice to the Company or the holders of the Notes of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of, and accrued and unpaid interest on, all of the then outstanding Notes to be due and payable. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The indenture provides that the Company shall not consolidate with or merge with or into another person, or sell, convey, transfer or lease all or substantially all of its consolidated properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not the Company) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture.

The foregoing description of the Base Indenture and the Supplemental Indenture is qualified in its entirety by reference to the copies thereof which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated herein by reference.

Additional Convertible Note Hedge and Warrant Transaction

On September 16, 2010, in connection with the Underwriter’s exercise of its overallotment option with respect to the Notes, the Company entered into an additional separate convertible note hedge transaction (the “Additional Convertible Note Hedge Transaction”) with JP Morgan Bank, National Association, London Branch (the “Option Counterparty”). The Additional Convertible Note Hedge Transaction covers, subject to customary anti-dilution adjustments, 506,009 shares of the Company’s common stock, has a strike price that initially corresponds to the initial conversion prices of the Notes, and is expected to reduce the potential dilution with respect to the Company’s common stock upon future conversion of the Notes.

The Company also entered into an additional separate warrant transaction (the “Additional Warrant Transaction”) with the Option Counterparty, pursuant to which the Company sold to the Option Counterparty warrants relating to 506,009 shares of the Company’s common stock. The warrants have an initial strike price of $34.8750 (subject to adjustment), which exceeds the closing price of the Company’s common stock on The Nasdaq Global Select Market on September 14, 2010 by 50%. The warrants will be exercisable and expire beginning on December 1, 2010 and the Company has the right to settle the warrants in cash or on a net share basis.

Under certain circumstances, the Company may be required under the terms of the Additional Warrant Transaction to issue up to 10,128,719 shares of the Company’s common stock (less any shares issuable under the initial warrant transaction entered into by the Company on September 14, 2010 and subject to adjustments in connection with stock splits or similar changes to the Company’s capitalization), which represents approximately 19.9% of the Company’s outstanding shares of common stock as of August 31, 2010. The Additional Warrant Transaction could have a dilutive effect on the Company’s common stock to the extent that the market value per share of the Company’s common stock, as measured under the Additional Warrant Transaction, exceeds the strike price of the Additional Warrant Transaction.

In connection with establishing its initial hedge position with respect to the Additional Convertible Note Hedge Transaction and the Additional Warrant Transaction, the Option Counterparty, and/or its affiliates, expects to enter into various over-the-counter derivative transactions with respect to the Company’s common stock concurrently with and/or shortly after the pricing of the Notes. These activities could have the effect of increasing, or limiting a decline in, the market price of the Company’s common stock concurrently with and/or shortly after the pricing of the Notes.

In addition, the Option Counterparty, and/or its affiliates, may modify its hedge position from time to time prior to conversion or maturity of the Notes by entering into and unwinding various over-the-counter derivative transactions and/or purchasing and selling shares of the Company’s common stock and the Company’s other securities, including the Notes, and/or other instruments it may wish to use in connection with such hedging activities (and is likely to do so during any observation period related to a conversion of the Notes).

The Additional Convertible Note Hedge Transaction and the Additional Warrant Transaction are separate transactions, each entered into by the Company with the Option Counterparty, are not part of the terms of the Notes and will not change any holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Additional Convertible Note Hedge Transaction or Additional Warrant Transaction.

The foregoing description of the Additional Convertible Note Hedge Transaction and Additional Warrant Transaction is qualified in its entirety by reference to (i) the confirmation relating to the Additional Convertible Note Hedge Transaction, which is attached hereto as Exhibit 10.6, and incorporated herein by reference and (ii) the confirmation relating to the Additional Warrant Transaction, which is attached hereto as Exhibit 10.7 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated September 20, 2010 by and between Volcano Corporation and Wells Fargo Bank, N.A.

4.2	Supplemental Indenture, dated September 20, 2010 by and between Volcano Corporation and Wells Fargo Bank, N.A.

4.3	Form of 2.875% Convertible Senior Notes due 2015

10.6	Additional Call Option Transaction Confirmation, dated September 16, 2010, between Volcano Corporation and JPMorgan Chase Bank, National Association, London Branch.

10.7	Additional Warrants Confirmation, dated September 16, 2010, between Volcano Corporation and JPMorgan Chase Bank, National Association, London Branch.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCANO CORPORATION

By:	/s/ JOHN T. DAHLDORF
John T. Dahldorf
Chief Financial Officer

Dated: September 20, 2010

Exhibit Index

Exhibit Number	Description

4.1	Indenture, dated September 20, 2010 by and between Volcano Corporation and Wells Fargo Bank, N.A.

4.2	Supplemental Indenture, dated September 20, 2010 by and between Volcano Corporation and Wells Fargo Bank, N.A.

4.3	Form of 2.875% Convertible Senior Notes due 2015

10.6	Additional Call Option Transaction Confirmation, dated September 16, 2010, between Volcano Corporation and JPMorgan Chase Bank, National Association, London Branch.

10.7	Additional Warrants Confirmation, dated September 16, 2010, between Volcano Corporation and JPMorgan Chase Bank, National Association, London Branch.